UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 27, 2012
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road
 Oxford, Massachusetts 01540
 (Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DepartDeparure of Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 27, 2012, the Board of Directors of IPG Photonics Corporation (“IPG”) increased the size of the Board to ten, and elected as a director John R. Peeler, Chief Executive Officer and Chairman of Veeco Instruments Inc., filling the newly created seat. The election was effective October 3, 2012.  Mr. Peeler will stand for reelection at IPG’s next annual meeting of stockholders in 2013.  Also, the Board elected Mr. Peeler to serve on the Compensation Committee of the Board. He will take the seat on the Compensation Committee previously held by Dr. William Krupke.

A copy of IPG’s press release announcing the election of Mr. Peeler is attached hereto as exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events
IPG also announced that current director Dr. William Krupke would not stand for re-election to the IPG Board of Directors at the 2013 Annual Meeting of Stockholders.  At such time, the Board of Directors intends to set the number of directors to nine, the size of the Board before Mr. Peeler joined it.

Item 9.01                      Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit
Number	Description

99.1	Press release of the Registrant, dated October 4, 2012 entitled “IPG Photonics Appoints Veeco Instruments CEO John Peeler to Board of Directors”

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION
October 4, 2012	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Vice President, General Counsel and
Secretary

Exhibits

Exhibit
Number	Description

99.1	Press release of the Registrant, dated October 4, 2012 entitled “IPG Photonics Appoints Veeco Instruments CEO John Peeler to Board of Directors”

Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:          David Calusdian
Executive Vice President
Sharon Merrill
(617) 542-5300

IPG Photonics Appoints Veeco Instruments CEO John Peeler to Board of Directors

OXFORD, Mass., October 4, 2012 – IPG Photonics Corporation (NASDAQ: IPGP) today announced that John R. Peeler, Chairman and Chief Executive Officer of Veeco Instruments, Inc. (NASDAQ: VECO), has joined the IPG Photonics Board of Directors.  The addition of Mr. Peeler, who will serve on IPG's Compensation Committee, temporarily expands the IPG Board to 10 members until the 2013 annual meeting of shareholders. The Company also announced that William F. Krupke, Ph.D. will not stand for reelection at the 2013 annual meeting of shareholders.

“The addition of John will further diversify the outstanding talents and wide-range of experience of our current Board,” said Dr. Valentin Gapontsev, IPG's founder and chief executive officer. “John has deep experience in managing high-growth technology companies and a wealth of knowledge about the service needs of customers in demanding markets, including semiconductor capital equipment. We look forward to working with John as we continue to expand the presence of our products and technology around the world.   On behalf of the entire Board, I also want to thank Dr. Krupke for his 12 years of service, guidance and dedication to the Company and its stockholders.”

Mr. Peeler joined Veeco as CEO in July 2007 and was named Chairman of the Board in May of 2012.  Veeco is a global market leader in MOCVD, Molecular Beam Epitaxy, Ion Bean and other advanced thin film technologies, and its equipment is used to manufacture LEDs, power electronics, hard disk drives and wireless semiconductors. Mr. Peeler spent his early career in engineering, marketing and product development in the communications test equipment industry.  He became President and CEO of TTC in 1992, and through organic growth and a series of acquisitions, he grew the company into the largest global provider of field service communications test products.  The company evolved into Acterna, which was acquired by JDSU in 2005.  Mr. Peeler earned a B.S. and Masters Degree in Electrical Engineering and graduated with high distinction from the University of Virginia.

About IPG Photonics Corporation

IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers.  Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing.  Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs.  IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world.  For more information, please visit www.ipgphotonics.com.